Exhibit 10.34
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
NYSE EURONEXT OMNIBUS INCENTIVE PLAN
[Form of Agreement for Employees Generally]
This Agreement (this “Agreement”) entered into on this [•] day of [•], 20__, by and between NYSE Euronext (the “Company”) and [insert name] (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the NYSE Euronext Omnibus Incentive Plan (the “Plan”), which is administered by the committee appointed by the Company’s Board of Directors (the “Committee”); and
WHEREAS, pursuant to Section 10.1 of the Plan, the Committee may grant restricted stock units to the Participant, as an Eligible Employee.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Grant of Restricted Stock Units.
Subject to the restrictions and other conditions set forth herein and in the Plan, the Committee has authorized this grant of [insert number of shares of Common Stock issuable on settlement of award] restricted stock units (the “RSUs”) to the Participant on [insert date] (the “Grant Date”).
2. Vesting and Distribution Schedule
     (a) Subject to Sections 3 and 7, (a) the RSUs shall vest [insert applicable vesting schedule, including whether RSUs are scheduled to cliff vest or vest pro rata in tranches] and (b) on or as soon as practicable following the applicable vesting date (and in all events not later than 60 days following such date), the Company shall distribute to the Participant one share of Common Stock (such shares, collectively, the “RSU Shares”) with respect to each RSU that vests on such date. Upon any distribution of any of the RSU Shares under this Agreement, all obligations of the Company with respect to the corresponding RSUs shall be deemed satisfied.
3. Termination of Employment.
Upon [(i)] a Termination of the Participant as a result of an Involuntary Termination (as defined below), [Retirement], Disability or death [or (ii) a Change in Control], the number of RSUs determined pursuant to the following sentence shall immediately become vested, and the Company shall distribute to the Participant (or, in the event of death, to his or her estate) one RSU Share for each vested RSU not later than 75 days following such Termination [or Change in Control]; provided that[, in the case of any such Termination,] such accelerated vesting and distribution shall be subject to (i) any requirement set forth in an employment agreement entered into between the Participant and the Company or an Affiliate that is in effect as of the date of such Termination (the “Employment Agreement”) to execute and not revoke a release of claims or (ii) if no such employment agreement is then in effect, the Participant’s execution (not later than 60 days after such Termination), and non revocation, of a legally sufficient release in a form then to be provided by the Company. If the 75th day following such Termination occurs in the calendar year following the year in which such Termination occurs, such distribution shall be made in such following year. The number of RSUs that shall vest pursuant to this Section 3 shall equal [insert applicable formula]. Upon a Termination of the Participant for any reason, any RSUs that are unvested as of immediately prior to such Termination and that do not vest upon such Termination shall be forfeited. “Involuntary Termination” shall have the meaning assigned to such term (or a like term) in the Employment Agreement, or if no such agreement is in effect as of the date of Termination, shall mean the Termination of the Participant by the Company or an Affiliate, without Cause, including (without limitation) pursuant to a formal division, department or organization-wide reduction in force. Each of the Committee and the Company’s senior Human Resources officer (and any designee thereof) shall have the discretion to determine whether the Participant’s employment has been terminated pursuant to an Involuntary Termination for purposes of the Plan and this Agreement. Such decision shall be final and binding on the Participant, the Company, its Affiliates and all of their respective successors and assigns. Notwithstanding any contrary provision contained herein, in the event of the Participant’s Termination for Cause, all of the RSUs, whether or not vested, shall be forfeited.
4. Rights as a Stockholder; Transferability.
The Participant shall have no rights as a stockholder with respect to the RSU Shares, unless and until the Participant has become the holder of record upon distribution of such Shares. Adjustments shall be made for dividends in cash or other property, distributions or other rights with respect to the RSUs or the RSU Shares, only to the extent expressly provided in Section 10 or the Plan. Unless and until the RSU Shares are distributed to the Participant, such RSU Shares shall not be Transferable by the Participant.
5. Withholding.
The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes [, including personal social security contributions,]1 [including, without limitation, withholding obligations under the “pay as you earn” (PAYE) system and national insurance and social security liabilities]2 that the Company is required to withhold at any time with respect to the RSUs and the RSU Shares. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from [the Participant’s normal pay or other]3 amounts payable to the Participant [(other than normal pay)]4 to the extent permitted

[1]	The bracketed language is included in awards to employees in Belgium.

[2]	The bracketed language is included in awards to employees in the United Kingdom.

[3]	The bracketed language is included in all awards other than those to employees in Portugal.

[4]	The bracketed language is included in awards to employees in Portugal.

under applicable law. In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Committee, including by delivery of shares of Common Stock (including RSU Shares).
6. Provisions of Plan Control.
This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meanings as set forth in the Plan. The Participant has read carefully, and understands, the terms, conditions and provisions of the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements between the Company and the Participant with respect to the subject matter hereof.
7. Amendment; Section 409A of the Code.
To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code or any other applicable law and may also amend, suspend or terminate this Agreement subject to the terms of the Plan. While the Company does not guarantee any particular tax treatment with respect to the RSUs and the RSU shares, payment of the RSU Shares is intended either to qualify as a “short-term deferral” under Section 409A of the Code or to comply with Section 409A. Notwithstanding the foregoing or anything else in this Agreement, if the Committee considers the Participant to be one of the Company’s “specified employees” under Section 409A of the Code at the time of the Participant’s Termination and such Termination constitutes a “separation from service” under Section 409A, any distribution that otherwise would be made to the Participant with respect to the RSUs as a result of such Termination shall not be made until the date that is six months after such Termination, except to the extent that earlier distribution would not result in the Participant incurring interest or additional tax under Section 409A of the Code.
8. Notices.
Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:
NYSE Euronext
11 Wall Street
New York, New York 10005
Attention: [insert name]

If to the Participant, to the address on file with the Company.
9. No Obligation to Continue Employment.
This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or continue to employ or retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any RSU is outstanding, nor does it modify in any respect the Company’s or its Affiliates’ right to terminate or modify the Participant’s employment or compensation.
10. Dividend Equivalents.
     (a) The Company shall determine whether, if any cash dividends (whether regular or extraordinary) are paid on shares of Common Stock during any year in which any of the RSUs remain outstanding, the Participant shall be eligible to receive any amounts with respect to such cash dividends and, if so, whether such amounts shall be payable in cash (any such amounts, “Cash Dividend Equivalents”) or shares of Common Stock (any such shares, “Dividend Shares”). Such determination shall be made not later than December 31 of the year prior to any year for which any such amounts are payable; provided that, for any such amounts payable for the year in which the Grant Date occurs, such determination shall be made not later than 30 days following the Grant Date.
     (b) The amount of any Cash Dividend Equivalent shall equal the amount of the cash dividend that the Participant would have received on the undistributed RSU Shares and, if applicable, the undistributed Dividend Shares had such Shares been distributed to the Participant as of the applicable dividend record date. Any such Cash Dividend Equivalent shall be paid to the Participant on or within 30 days after the date on which the applicable dividend is paid.
     (c) The aggregate Fair Market Value of any Dividend Shares as of the applicable dividend record date shall equal the amount of the cash dividend that the Participant would have received on the undistributed RSU Shares and, if applicable, the undistributed Dividend Shares had such Shares been distributed to the Participant as of such record date. The terms set forth in Sections 2, 3 and 7 relating to vesting, forfeiture and distribution that apply to the RSUs outstanding as of such record date shall apply also to such Dividend Shares.
11. Miscellaneous.
     (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
     (b) Provisions contained in any Employment Agreement relating to golden parachute tax, mitigation and offset, resolution of disputes, governing law and survival of the Employment Agreement are incorporated mutatis mutandis into this Agreement.
     (c) If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part,

the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.
12. Transfer of Personal Data.
[The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the RSUs, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant.]5
[The Participant consents to the holding and processing of data about him and his dependants (including sensitive personal data) for the purposes of administering the RSUs granted hereunder and the disclosure of such data (even outside the European Union) to the Company and/or any Affiliate and to any potential purchaser thereof and to the advisors of the Company and/or any Affiliate and to the Committee (or its authorized delegate).]6
[13. Employment Damages Exclusion.
The Participant acknowledges and agrees that participation in the Plan is a matter entirely separate from any pension right or entitlement that the Participant may have pursuant to the Participant’s terms and conditions of employment with the Company and/or its Affiliates. The Participant understands and agrees that if he leaves the employment of the Company and/or its Affiliates or otherwise ceases to be an Eligible Employee, he shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.]7
14. NO ACQUIRED RIGHTS.
THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS EXCEPTIONAL AND UNIQUE AND IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

[5]	This provision is included in all awards other than those to employees in the United Kingdom.

[6]	This provision is included in awards to employees in the United Kingdom.

[7]	This provision is included in awards to employees in the United Kingdom.

[Acceptance of this Agreement by the Participant constitutes acceptance of these terms, effective as of the day and year first set forth above.]8
[IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.
NYSE EURONEXT
Name:
Title:
PARTICIPANT
___________________________]9
[(SIGNATURE REQUIRED)]10

[8]	This provision is included only in awards to employees in the United States.

[9]	Signatures are included in awards to employees other than in the United States.

[10]	The signature of the award recipient is required in awards to employees in Belgium.